Exhibit 16.1

August 5, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:   The Newkirk Master Limited Partnership

Dear Sir or Madam:

We have read the statements that we understand The Newkirk Master Limited Partnership will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

                                                  Very truly yours,


                                                  /s/ Imowitz Koenig & Co., LLP